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                                                                   Exhibit 4(af)

                        FIRST AMENDMENT TO
                     STOCKHOLDERS' AGREEMENT


    THIS FIRST AMENDMENT TO STOCKHOLDERS' AGREEMENT (this "Amendment"), dated this 28th day of February, 1997, is made and entered into by and among Green Spring Health Services, Inc., a Delaware corporation (the "Corporation"), Blue Cross and Blue Shield of New Jersey, Inc., a New Jersey health service corporation ("BCBSNJ"), Health Care Service Corporation, an Illinois mutual legal reserve company doing business as Blue Cross and Blue Shield of Illinois ("BCILL"), Independence Blue Cross, a Pennsylvania non-profit hospital plan corporation ("IBC"), Pierce County Medical Bureau, Inc., a Washington non-profit corporation ("PCMB"), and Magellan Health Services, Inc., a Delaware corporation, f/k/a Charter Medical Corporation ("Magellan", and together with BCBSNJ, BCILL, IBC and PCMB, the "Stockholders").

    WHEREAS, BCBSNJ, BCILL, IBC and PCMB (individually, a "Minority Stockholder" and collectively, the "Minority Stockholders") and Magellan own 100% of the issued and outstanding shares of common stock, $.01 par value per share ("Common Stock"), of the Corporation;

    WHEREAS,   the Stockholders and the Corporation are parties to that
certain Stockholders' Agreement dated December 13, 1995 (the "Stockholders' Agreement");

    WHEREAS, Magellan is a party to that certain Indenture, dated as of May 2, 1994, and as supplemented, between Magellan and Marine Midland Bank, as Trustee, relating to Magellan's Senior Subordinated Notes due April 15, 2004 (the "Indenture");

    WHEREAS, the Corporation is designated as a "Permitted Minority Investment" and an "Unrestricted Subsidiary" of Magellan under the Indenture;

    WHEREAS, the Stockholders believe that the redesignation of the Corporation as a "Permitted Joint Venture" and a "Restricted Subsidiary" of Magellan under the Indenture would be beneficial to the Corporation and is thus in the best interests of the Corporation;

    WHEREAS, in order to effect such redesignation, the Stockholders must amend the Stockholders' Agreement to permit Magellan to elect all of the directors of the Corporation; and

    WHEREAS, the Minority Stockholders have agreed to such an amendment provided that the Stockholders' Agreement is further amended to protect the interests of the Minority Stockholders to substantially the same extent as such interests are currently protected;

    NOW, THEREFORE, in consideration of the foregoing, the parties hereto, subject to the terms and conditions set forth below, hereby agree as follows:

1.   Amendment.  The Stockholders' Agreement is hereby amended as follows:

    (a) Section 1.3 of the Stockholders' Agreement is hereby deleted in its entirety and the following Section 1.3 shall be inserted in lieu thereof:

         Section 1.3 "Annual Capital Plan" shall mean the annual and three-year rolling capital plan and budget of the Corporation and the Subsidiaries prepared annually by the President and approved by the Stockholders in accordance with Section 2.9 hereof.

    (b) Section 1.4 of the Stockholders' Agreement is hereby deleted in its entirety and the following Section 1.4 shall be inserted in lieu thereof:

         Section 1.4 "Annual Operating Plan" shall mean the annual and three-year rolling operating plan and budget of the Corporation and the Subsidiaries prepared annually by the President and approved by the Stockholders in accordance with Section 2.9 hereof.

    (c)  A Section 1.84 shall be inserted at the end of Article I, which
Section 1.84 shall read as follows:

         Section 1.84 "Representative" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

    (d) Article II of the Stockholders' Agreement is hereby deleted in its entirety and the following Article II shall be inserted in lieu thereof:


                             ARTICLE II.
                   MANAGEMENT OF THE CORPORATION

         Section 2.1 Certificate and Bylaws. In addition to the provisions of this Agreement and the Exchange Agreement, the rights of the Stockholders and the business and affairs of the Corporation shall be conducted in accordance with the Certificate and the Bylaws. To the fullest extent permitted by applicable law, the Certificate and the Bylaws shall be subject in their entirety to the terms and restrictions set forth in this Agreement. Each Stockholder hereby ratifies and approves the adoption of the Certificate and the Bylaws as set forth on Exhibits B and A, respectively. In the event of a conflict between this Agreement and the Certificate or the Bylaws, each Stockholder shall, if permitted by the DGCL, cause

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     the Voting Securities owned beneficially or of record by such
     Stockholder to be voted in favor of an amendment to the Certificate or the Bylaws, as appropriate, to conform the terms thereof to the terms of this Agreement.

         Section 2.2 Board of Directors; Representatives. (a) Subject to the terms of this Agreement, the Certificate and the Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of nine Directors (unless changed by amendment of the Bylaws). Each
     Director shall serve until (a) the designation, election, qualification and acceptance of his or her successor or (b) his or her earlier death, resignation or removal. Directors need not be residents of Delaware or Stockholders of the Corporation. Directors shall serve on the Board of Directors, any committee of the Board of Directors and the board of directors of any Subsidiary without compensation from the Corporation or any Subsidiary for such service. The Corporation shall be responsible for reimbursing all Directors for any out-of-pocket expenses incurred in connection with such service.

    (b) Each Minority Stockholder shall be entitled to designate one representative (a "Representative") to attend all meetings of the Board of Directors and to participate in all discussions at such meetings; provided, however, that nothing herein shall be construed as entitling any Representative to vote on matters before the Board of Directors. Each Representative shall be entitled to notice of meetings of the Board of the Directors as if he were a Director, and the Corporation shall be responsible for reimbursing all Representatives for any out-of-pocket expenses incurred in connection with such Representatives' attendance at meetings of the Board of Directors.

         Section 2.3 Election of Directors. Directors shall be elected by plurality vote at each annual meeting of the Stockholders and each special meeting called for the purpose of electing Directors.

         Section 2.4 Removal and Replacement. The Stockholders may, upon the favorable vote of the holders of a majority of the issued and outstanding Voting Securities, from time to time, without the approval or consent of any other party hereto, without cause and without any condition or restriction whatsoever remove any or all of the Directors. Upon any removal or the occurrence of a vacancy on the Board of Directors for any reason whatsoever, such vacancy shall be filled by the Stockholders in the manner provided in Section 2.3 and not by the remaining Directors.

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         Section 2.5    Composition of the Board of Directors of
     Subsidiaries. The Stockholders acknowledge and agree that the composition of the boards of directors of each Subsidiary of the Corporation shall consist of nine directors and such boards of directors shall be established and maintained on a basis consistent with the procedure described in this Article II; provided, however, that the Subsidiary board composition provided by this Section 2.5 may be changed with respect to any Subsidiary or all Subsidiaries without amending this Agreement if and for so long as the Stockholders unanimously agree in writing or at a Stockholders' meeting to such change. Each Minority Stockholder shall be entitled to designate a representative (a "Subsidiary Representative") to attend all meetings of the Board of Directors of each Subsidiary and to participate in all discussions at such meetings; provided, however, that nothing herein shall be construed as entitling any Subsidiary Representative to vote on matters before the Board of Directors of the Subsidiary. Each Subsidiary Representative shall be entitled to notice of meetings of the Board of the Directors as if he were a Director, and the Corporation shall be responsible for reimbursing all Subsidiary Representatives for any out-of-pocket expenses incurred in connection with such Subsidiary Representatives' attendance at meetings of the Board of Directors of Subsidiaries.

         Section 2.6 Board Action; Quorum Requirement. Except as expressly provided in Section 2.9 hereof, in any action taken by the Directors at a meeting of the Board of Directors, the act of a majority of the Directors present at a meeting at which a quorum is present shall constitute action by the Board of Directors. The presence of a majority of the members of the Board of Directors fixed by this Agreement shall constitute a quorum for the transaction of business. Any action by the Board of Directors by written consent, in lieu of a meeting, shall be unanimous to be effective.

         Section 2.7 Designation of Chairman. In connection with each annual meeting of the Board of Directors occurring prior to the third anniversary date of this Agreement, the Chairman of the Board of Directors shall be elected in the same manner as required for the determination of the Fundamental Issues set forth in clauses (iv) through (vii) of Section 2.9. Notwithstanding anything in this Agreement to the contrary, the term of a Chairman elected hereunder shall not extend past the third anniversary date of this Agreement. Upon the occurrence of a vacancy in the office of Chairman for any reason, the Stockholders shall call, notice and commence a special meeting of the Stockholders within ten Business Days of the occurrence of such vacancy for the purpose of filling such vacancy. At such meeting, a new Chairman of the Board of Directors shall be elected in the same manner as provided in this Section 2.7 for election at an annual meeting. Following three years

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     after the date of this Agreement, the Chairman of the Board of
     Directors shall be elected as provided in the Bylaws.

         Section 2.8    Stockholder Action.  Except as otherwise provided in
     Section 2.9 hereof, in the case of any action proposed to be taken by the Stockholders at a meeting of the Stockholders, or at any time Stockholders shall have the right to, or shall vote, the act of the Stockholders holding a majority of the voting power of the outstanding shares of Voting Securities entitled to vote and present at a meeting, in person or by proxy, at which a quorum is present, shall constitute action by the Stockholders of the Corporation.
     Each Stockholder shall be entitled to a number of votes equal to the number of shares of Voting Securities that are issued and outstanding and held of record by such Stockholder and entitled to be voted at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of each class of Voting
     Securities shall constitute a quorum for the transaction of business at any annual or special meeting of the Stockholders. Stockholders may participate in a meeting of the Stockholders by means of conference telephone or similar communications equipment by means of which all participants in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

         Section 2.9 Fundamental Issues. Notwithstanding the majority vote requirements set forth in Sections 2.6 and 2.8 hereof, each of the following actions or transactions (the "Fundamental Issues") shall require, and shall not be taken or consummated without: (a) in the case of clauses (i) through (iii) the favorable vote of the holders of not less than two-thirds (2/3) of the issued and outstanding Voting Securities; and (b) in the case of clauses (iv) through (vii), the favorable vote of the holders of a majority of the issued and outstanding Voting Securities and the favorable vote of Minority Stockholders holding a majority of the aggregate shares of Voting Securities held by the Minority Stockholders at the time such action is to be taken (calculated, for purposes of this Section 2.9, as if the Minority Stockholders hold all shares of Common Stock previously exchanged for Charter Common Stock that is, as the date of determination, Exchange Common Stock):

              (i)       approval or modification of the Annual Operating
                        Plan;

              (ii)      approval or modification of the Annual Capital Plan;

              (iii) exercise by the Corporation of (A) the Right of First Refusal or approval of any Transfer to a Third Party Purchaser pursuant to the Right of First

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         Refusal, (B) the Charter Right of First Refusal and (C) the
         Corporation's rights pursuant to Section 4.4;

              (iv) issuance of any Equity Securities of the Corporationor GPA, except for issuances to Charter pursuant to
         Section 6.1 and issuances pursuant to Section 7.1, if such issuances are in accordance with an Annual Capital Plan;

              (v)       approval of any Fundamental Corporate Transaction;

              (vi) incurrence of indebtedness for borrowed money by the Corporation or any consolidated subsidiary in excess of $250,000 during any Fiscal Year, which indebtedness is not contemplated by the Annual Operating Plan or Annual Capital Plan; or

              (vii) amendment, modification or restatement of the Certificate or the Bylaws.

         In the event that all of the Voting Securities of the Corporation are beneficially owned by Charter and one other Stockholder, the approval requirements of this Section 2.9 shall terminate and be of no further force or effect, and in such case the provisions of Section 2.2 with respect to designation of Representatives shall terminate; provided, however, that in the event that (i) a majority in interest of the Voting Securities of the Corporation are beneficially owned in the aggregate by Minority Stockholders and any Permitted Transferees (other than Charter) of any Minority Stockholder under Section 1.62(f) of this Agreement, or
    (ii) Charter (including for this purpose only Charter Medical Corporation and its Permitted Transferees under Section 1.62(f) of the Agreement) has the right to vote or direct the voting of less than a majority of the Voting Securities of the Corporation, then in either such case, the Minority Stockholders (and their Permitted Transferees under
    Section 1.62(f) of this Agreement) shall have the option to maintain in effect or to terminate either or both of (x) the provisions of
    Section 2.2 with respect to designation of Representatives or (y) the approval requirements of Section 2.9.

         Section 2.10  Deadlock.    (a)  A deadlock of the Stockholders or
    Board of Directors (a "Deadlock") shall be deemed to exist (i) if the Stockholders or the Board of Directors shall be unable to reach agreement by the required vote on any significant issue that has been submitted for consideration at two successive meetings, or (ii) if the Stockholders or Board of Directors shall be unable to achieve a quorum for the conduct of business at two successive meetings.

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         (b)  If a Deadlock exists, the Stockholders or Board of Directors, as appropriate, shall negotiate in good faith and use their respective best efforts to resolve such Deadlock. If, however, after 20 Business Days such Deadlock remains, Charter or any Minority Stockholder, by giving notice to the other Stockholders, may request that such Deadlock be referred for resolution to the chief executive officer of Charter and the chief executive officers of two of the Minority Stockholders (designated by the consent of a majority of the aggregate shares of Voting Securities held by the Minority Stockholders at the time such action is to be taken, assuming, for purposes of this Section 2.10, that the Minority Stockholders hold all shares of Common Stock previously exchanged for Charter Common Stock that is, as of any date of determination, Exchange Common Stock) (the "Chief Executive Officers"). The Chief Executive Officers shall meet within 20 Business Days thereafter and shall attempt in good faith to resolve such Deadlock. Any resolution agreed to in writing by the Chief Executive Officers shall be final and binding on the Corporation and the Stockholders, so long as the resolution is not inconsistent with any provision of this Agreement. Notwithstanding anything herein to the contrary, at any time during the pendency of a Deadlock, Charter shall be entitled to make an offer to purchase all of the Equity Securities held by the Stockholders (other than Charter) pursuant to the Charter Option.

         (c) During the pendency of any Deadlock relating to the approval of any Annual Operating Plan or Annual Capital Plan for an ensuing Fiscal Year, the Board of Directors and the President shall conduct the Business of the Corporation in accordance with the Annual Operating Plan and Annual Capital Plan for the immediately preceding Fiscal Year.

    (e) Section 3.1 of the Stockholders' Agreement is hereby deleted in its entirety and the following Section 3.1 shall be inserted in lieu thereof:

         Section 3.1 Annual Operating Plan; Annual Capital Plan. At least 60 calendar days prior to the beginning of each Fiscal Year, the President shall prepare, distribute to the Stockholders not less than 5 Business Days prior to the meeting at which such matter is to be considered and presented to the Stockholders for their consideration in accordance with Section 2.9 hereof the Annual
     Operating Plan and Annual Capital Plan for the Corporation for the ensuing Fiscal Year and rolling three-year period. The Annual
     Operating Plan shall set forth in reasonable detail, among other

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     things, estimates by calendar month of anticipated revenues, expenditures, and cash requirements of the Business for such Fiscal Year and rolling three-year period and the anticipated marketing, product development and system or other operational or organizational enhancements to be implemented during such period. The Annual Capital Plan shall set forth in reasonable detail, among other things, the anticipated capital requirements of the Business for such Fiscal Year and rolling three-year period, the anticipated return on such investments, the anticipated source of funding such investments, and the anticipated Capital Contributions and Equity Securities to be issued with respect thereto pursuant to Section
     7.1. The President shall make such changes to the Annual Operating Plan and Annual Capital Plan as the Stockholders shall request and, upon approval by the Stockholders in accordance with Section 2.9 hereof, shall conduct the day-to-day Business of the Corporation substantially in accordance therewith.

    (f) Subsection (e) of Section 5.1 of the Stockholders' Agreement is hereby deleted in its entirety and the following subsection (e) of Section 5.1 shall be inserted in lieu thereof:

              (e) If the Non-Selling Stockholders, Charter and the Corporation (either individually or collectively) do not elect to purchase all of the Equity Securities subject to the Proposed Transfer, the Selling Stockholder may, upon approval by the Stockholders in their sole discretion pursuant to Section 2.9(iii) hereof, Transfer to the purchaser named in the Offer Notice (the "Third Party Purchaser") all (but not less than all) of the Equity Securities subject to the Proposed Transfer in accordance with the terms and conditions set forth in the Offer Notice; provided, however, that if the Selling Stockholder has not consummated the Transfer of such Equity Securities within the 45 Business Day period following the approval of such Transfer by the Stockholders, all of the restrictions on Transfer contained in this Agreement shall again be in effect with respect to such Equity Securities. Upon a Transfer of Equity Securities to a Third Party Purchaser, the Corporation shall not be obligated to transfer ownership of such Equity Securities on the records of the Corporation unless such Third Party Purchaser has complied with the proviso to Section 1.62.

    (g) Section 6.6 of the Stockholders' Agreement is hereby deleted in its entirety and the following Section 6.6 shall be inserted in lieu thereof:

              Section 6.6 Charter Board Representation. During the term of this Agreement and subject to Charter's Certificate of Incorporation and Bylaws, Charter (but not any assignee of Charter) shall, from time to time, nominate and use its best efforts to cause the election to the Board of Directors of Charter, of a representative of the Minority Stockholders. Such representative shall be chosen, in Charter's discretion, from the chief executive officers of the Minority Stockholders and the Representatives.

    (h) Subsection (a) of Section 7.3 of the Stockholders' Agreement is hereby deleted in its entirety and the following subsection (a) of Section 7.3 shall be inserted in lieu thereof:

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              Determination of Fair Market Value.  (a)     In the event that
     a determination of the fair market value of Non-Cash Consideration is required pursuant to the Right of First Refusal or the Charter
     Right of First Refusal, the Selling Stockholder or Charter, as appropriate, shall specify in the applicable Offer Notice its good faith estimate of the fair market value of any Non-Cash
     Consideration to be paid in connection with the proposed transfer.
     If a majority of the disinterested Stockholders agrees with the estimated fair market value of such Non-Cash Consideration, the estimate shall be deemed to be the Fair Market Value thereof for purposes of this Agreement. If a majority of disinterested
     Stockholders does not agree with the estimated fair market value, the disinterested Stockholders shall, within 10 Business Days of receipt of the Offer Notice, deliver to the Selling Stockholder or Charter, as appropriate, written notice of its disagreement and shall, for a period of 10 Business Days after delivering such notice, negotiate with the Selling Stockholder or Charter, as appropriate, for the purpose of determining the fair market value of the Non-Cash Consideration that is acceptable to a majority of disinterested Stockholders and the Selling Stockholder or Charter, as appropriate. If the disinterested Stockholders and the Selling Stockholder or Charter, as appropriate, are unable to agree on a fair market value during the aforementioned negotiation period, the disinterested Stockholders and the Selling Stockholder or Charter, as appropriate, shall appoint a mutually agreeable appraiser of recognized standing with respect to the nature of the property constituting the Non-Cash Consideration to complete an appraisal of the property constituting the Non-Cash Consideration. Such appraiser shall render a binding and non-appealable appraisal of the Fair Market Value of the property constituting the Non-Cash Consideration within 10 Business Days of such appraiser's appointment or, if it is not reasonably possible to complete such appraisal in such time period, such longer period as shall be reasonably necessary to complete such appraisal (not to exceed
     30 Business Days). The Corporation and the Selling Stockholder or Charter, as appropriate, each shall bear one-half of the costs of such appraisal.

2. Amendment to Bylaws. The Second Amended and Restated Bylaws of Green Spring Health Services, Inc. (the "Bylaws") are hereby amended to conform to the Stockholders' Agreement, as amended by this Amendment, and the Board of Directors of the Corporation is hereby directed to restate the Bylaws to incorporate the changes effected hereby.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4. Effect. Except as modified hereby, the terms and provisions of the Stockholders' Agreement shall remain in full force and effect and shall be binding upon, and shall inure to the benefit of, the

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parties hereto, their respective heirs, successors, assigns and anyone claiming by, through or under any of them.

5. Expiration. Notwithstanding any provision herein to the contrary, the changes to the Stockholders' Agreement effectuated by this Amendment shall terminate and have no further force and effect upon the first to occur of (a) the expiration of the Indenture, or (b) the modification of the Indenture such that the changes to the Stockholders' Agreement effected by this Amendment are no longer necessary because either (i) the Corporation would qualify as a Permitted Joint Venture and Restricted Subsidiary of Magellan without the foregoing amendments, or (ii) the Indenture no longer distinguishes among the terms "Unrestricted Subsidiary," "Restricted Subsidiary," "Permitted Minority Investment," and "Permitted Joint Venture."


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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized on the day and year first written above.

                             GREEN SPRING HEALTH SERVICES, INC.

                             By:  Henry Harbin
                                  -------------------------------
                                  Name: Henry Harbin
                                  Title: President/CEO

                             HEALTH CARE SERVICE CORPORATION

                             By:  Sherman M. Wolff
                                  -------------------------------
                                  Name: Sherman M. Wolff
                                  Title: Senior Vice President


                             BLUE CROSS AND BLUE SHIELD OF NEW JERSEY, INC.

                             By:  Robert J. Pures
                                  -------------------------------
                                  Name: Robert J. Pures
                                  Title: S.V.P. - Administration, Chief
                                   Financial Officer and Treasurer

                             INDEPENDENCE BLUE CROSS

                             By:  Richard J. Neeson
                                  -------------------------------
                                  Name: Richard J. Neeson
                                  Title: Senior Vice President

                             PIERCE COUNTY MEDICAL BUREAU, INC.

                             By:  Donald P. Sacco
                                  -------------------------------
                                  Name: Donald P. Sacco
                                  Title: Ex. V.P. - The Benchmark Group

                             MAGELLAN HEALTH SERVICES, INC.

                             By:  E. M. Crawford
                                  -------------------------------
                                  Name: E. M. Crawford
                                  Title: CEO

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